Exhibit 10.81

Alain Briançon

Re:	Severance Agreement and General Release

Dear Employee:

We are interested in resolving amicably your separation of employment with InterDigital Communications Corporation (“the Company”), effective October 24, 2005 (“Termination Date”). Toward this end, we propose the following Severance Agreement, which includes a General Release.

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you elect to sign this Severance Agreement and General Release. However, the severance payments and other benefits set forth in Paragraph 2 below are contingent on your signing this Severance Agreement and General Release.

You may consider for twenty one (21) days whether you wish to sign this Severance Agreement and General Release. You are encouraged to review the proposed Agreement with your attorney.

1. As noted above, regardless of whether you sign this Agreement:

(a) Your last day of employment will be your Termination Date. You will be paid for all time worked up to and including your Termination Date.

(b) You will be paid for accrued but unused PTO following payroll’s receipt of your final timesheet in accordance with Company policy.

(c) Your eligibility to participate in Company sponsored health insurance (including medical, dental and vision) will cease effective your Termination Date. However, you will be eligible to continue such benefits, at your sole expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions.

(d) Your eligibility to participate in all other Company sponsored group benefits including group life, disability and accidental death and dismemberment coverage will cease effective your Termination Date. However, you may be eligible to convert your life insurance coverage to a private policy, at your sole expense, subject to the insurer’s terms, conditions and restrictions. If you wish to convert your life insurance policy to a private policy, please contact Human Resources to receive the appropriate paperwork. Your participation in the Company’s 401(k) Savings Plan or Employee Stock Purchase Plan shall cease effective your Termination Date. You will receive detailed information from the Company’s 401(k) Plan provider (Diversified Investment Advisors) regarding your 401(k) Plan fund status and disbursement options.

Briançon

October 24, 2005

(e) Your participation in the Company’s Flexible Reimbursement Account will cease effective your Termination Date. You will have a set amount of time following your last day of employment to submit claims for reimbursement under this Plan. Details will be provided by Human Resources.

(f) All vested stock options previously granted to you by the Board will terminate in accordance with the terms of the applicable stock option plan under which they were granted. Any non-vested options will terminate effective your last day of employment. A schedule setting forth your holdings has been provided to you. You are responsible for reviewing the applicable stock option plan and option grant and determining the expiration date of your options. If you need assistance, please contact the Company’s stock plan administrator.

(g) You will receive a pro-rata portion of any Cycle 1 and Cycle 2 cash award and a pro rata portion of your Cycle 1 and Cycle 2 RSU awards under the Company’s Long Term Compensation Program (LTCP) in accordance with the terms of the LTCP.

(h) The restricted stock granted as part of your annual bonus in the last two fiscal years will remain restricted as to transferability as set forth in the related award agreements.

2. If you sign this Agreement, agreeing to be bound by the General Release set forth in Paragraph 3 below and the other terms and conditions of this Agreement, the Company agrees as follows, intending to be legally bound:

(a) To pay 12 months of severance pay in accordance with your Employment Agreement dated January 2, 2001 at your current rate of base salary as of $291,900, less withholding of all applicable federal, state and local taxes. The severance payments will be paid to you in accordance with the Company’s regular payroll practices. The first severance payment will be made to you consistent with the first regular pay period following the expiration of the Revocation Period set forth in paragraph 19 below, provided that the Company has received an executed copy of this Agreement.

(b) To pay the “designated portion” of the premiums with regard to your continued participation in the Company’s group health insurance (medical, dental, vision) pursuant to COBRA for a period of 12 months, provided that you continue to have your co-payment withheld from your severance pay or otherwise pay your co-payment on a timely basis. Thereafter, your continued participation in the Company’s group health plan pursuant to COBRA shall be at your sole expense. For purposes of this provision, the “designated portion” shall be the portion of the premium which the Company paid at the time of your termination.

(c) To accelerate settlement of the pro rata portion of the RSUs awarded to you under Cycle 2 of the LTCP to the same date as your Cycle 1 RSUs are distributed.

Briançon

October 24, 2005

(d) To pay you a pro rata portion of your 2005 annual bonus based on the number of pay periods worked in 2005, such bonus to be calculated under the terms of the Company’s Annual Employee Bonus Plan and paid no later than March 15, 2006, in exchange for your agreement to relinquish all rights and interest in any pro-rata portion of a cash award you could be entitled to under Cycle 2 of the LTCP. Your rights with respect to a pro rata portion of any cash award under Cycle 1 of the LTCP remain unaffected. By signing this Agreement, you expressly agree to relinquish all rights and any claim in a cash award in Cycle 2 of the LTCP.

(e) To provide you with outplacement services designed for executives for a period of 6 months if you so request. The provider shall be selected by the Company.

3. In consideration for the Company’s severance payments and other benefits set forth above in Paragraph 2, you agree, intending to be legally bound, to release and forever discharge the Company and any parent, subsidiary, related or affiliated companies, and each of their past, present and future officers, directors, attorneys, employees, owners, partners, insurers, benefit plan fiduciaries and agents, and their respective successors and assigns (collectively “Releasees”), jointly and severally, from any and all actions, complaints, causes of action, lawsuits or claims of any kind, known or unknown, asserted or unasserted to the extent permitted by law (collectively “Claims”), which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising out of any matter, occurrence, omission, or event existing or occurring prior to your execution of this Agreement, including, without limitation: (a) any Claims relating to or arising out of your employment with and/or termination of employment by the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (b) any Claims for unpaid or withheld wages, severance, benefits, bonuses, equity compensation, cash awards under the LTCP, commissions and/or other compensation of any kind; (c) any Claims for reimbursement of expenses of any kind; (d) any Claims arising under the Employee Retirement Income Security Act; (e) any Claims arising out of or relating to your Employment Agreement dated January 2, 2001; (f) any Claims for attorneys’ fees, costs or expenses; (g) any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Pennsylvania Human Relations Act and the New York Human Rights Law) and any Claims for retaliation under any of the foregoing; (h) any Claims under the Family and Medical Leave Act or any other federal, state or local laws governing leaves of absence; (i) any Claims under the National Labor Relations Act; (j) any Claims under the Sarbanes-Oxley Act of 2002; (k) any Claims for violation of public policy; (l) any other Claims for retaliation and/or any whistleblower Claims; (m) any Claims for emotional distress or pain and suffering; and/or (n) any other statutory or common law Claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

Briançon

October 24, 2005

4. You acknowledge and agree that the Company’s severance payments and other benefits under Paragraph 2 above are not required by any policy, plan or prior agreement and constitute adequate consideration to support your General Release in Paragraph 3 above. In particular your Employment Agreement provides that you are not entitled to severance payments and continuation of medical and dental insurance unless you execute and deliver, without revocation, the Company’s termination letter which includes a broad-based release of claims.

5. The General Release in Paragraph 3 above does not:

(a) Apply to any vested benefits or result in the waiver of any claim under any Company retirement, 401(k), profit-sharing, ESPP or other deferred compensation plan;

(b) Preclude you from filing a Claim to determine the scope, meaning or effect of the Agreement;

(c) Constitute a waiver of any rights to indemnification or coverage under director and officer liability insurance policies or indemnity agreements.

6. Regardless of whether you execute this Agreement:

(a) Regardless of whether you execute this Agreement, you are prohibited from using or disclosing, directly or indirectly, for you own benefit or the benefit of any person or entity, any of the confidential and proprietary information of the Company (the “Confidential Information”), except as may be required to be disclosed pursuant to judicial, arbitral or governmental requirement or order, provided you take reasonable steps to give the Company sufficient notice in order to contest such requirement or order in accordance with 6(b) below. Such Confidential Information includes but is not limited to, information regarding the Company’s sales and marketing information and techniques, business plans, financial data, trade secrets (including without limitation any technical information, hardware, software, algorithms, source code, object code, drawings, sketches, designs, processes, procedures, formulae, data, reports, computer programs, charts, improvements and any other technical information or knowledge relating to the development, design and implementation of the Company’s products and services), pricing lists, supplier lists and other confidential supplier data, customer lists and other confidential customer data, and any other information or knowledge concerning the Company and its business or others that the Company does business with, whether or not in tangible form, that is not otherwise publicly available. Further, you are required to execute such documents or instruments as may be required for patent prosecution. You are reminded of your obligations under Sections 6, 7 and 8 of your Employment Agreement dated January 2, 2001 as well as your obligations under your Non- Disclosure and Assignment of Ideas Agreement dated as of February 28, 2005 (“Non-Disclosure Agreement”). Your obligations under your Non-Disclosure Agreement as well as Sections 6, 7, 8, 10 and 22 of your Employment Agreement survive termination of your employment, regardless of whether you execute this Agreement. By

Briançon

October 24, 2005

signing this Agreement, you re-affirm your obligations under the Employment Agreement and Non-Disclosure Agreement as defined above.

(b) In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of information which you acquired in the course of your employment which is not generally known by or readily accessible to the public, you must notify immediately the Company’s General Counsel by calling him immediately at the following phone number: 610-878-7800. Regardless of whether you are successful in reaching the General Counsel by telephone, you also must notify him immediately in writing, via certified mail, at the following address: 781 Third Avenue, King of Prussia, PA 19406. Any and all documents relating to the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the Company’s General Counsel.

7. As a condition precedent to receiving the severance payments and other benefits set forth in paragraph 2 above, you must return to the Company, retaining no copies, all Confidential Information, Company property, keys, access cards, documents, forms, correspondence, computer equipment, computer tapes and diskettes, CDs, DVDs, PDAs, manuals, engineering notebooks, customer information, and any other property and information in either printed or electronic formats which you obtained as a result of or in connection with your employment by the Company. Additionally, as a condition precedent to receiving the severance payments and other benefits set forth in paragraph 2 above, you will provide certification and other written assurance to the Company that you have complied with the provisions set forth in this section 7.

8. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to your spouse, if applicable, to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

9. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Releasee and their respective officers, directors, employees and agents and their respective products and services. However, nothing in this Agreement shall be interpreted to restrict your right and obligation (i) to testify truthfully in any forum or (ii) to cooperate fully in any investigation by a governmental agency which regulates the Company or its business.

Briançon

October 24, 2005

10. In response to any inquiries by employees of the Company or third parties concerning any of the terms or circumstances of your termination, you agree (i) that you will state only that your employment with the Company has been terminated or state information publicly disclosed by the Company, whether in press releases, public filings or otherwise, or (ii) if information publicly disclosed by the Company, whether in press releases, public filings or otherwise, concerning this Agreement is inaccurate in any material respect, you may respond to the inquiry with accurate corrective information so long as you have previously notified the Company of the material inaccuracy and requested the Company to issue a corrective disclosure and the Company has failed to issue such a corrective disclosure within five business days of your notification and request.

11. You agree to resign from any and all positions with the Company, its subsidiaries, related and affiliated organizations as well as from any and all positions you hold with any non-affiliated organization (including trade organizations or standards bodies) in a capacity as a representative of the Company.

12. While you are not prevented from applying for employment or reemployment with the Company or any related or affiliated company in the event that you seek employment and/or reemployment, the Company or any parent, subsidiary, related or affiliated company shall have no obligation to employ you or reemploy you, and the failure or refusal to employ you or reemploy you shall not be deemed to be unlawful retaliation or discrimination against you.

13. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflict of law principles.

14. Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

15. If any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form. Moreover, each provision in this Agreement is independent of and severable from each other. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision(s) shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

16. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied, except the Non-Disclosure Agreement, Sections 6, 7, 8, 10 and 22 of the Employment Agreement, the Indemnity Agreement

Briançon

October 24, 2005

dated March 19, 2003, the Company’s D&O liability insurance, which survive the termination of your employment and are incorporated herein by reference.

17. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.

18. You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the General Release;

(b) You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d) You were given as much time as you needed to determine whether you wished to enter into this Agreement, including the General Release;

(e) The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed herein has been made to you; and

(g) You have adequate information to make a knowing and voluntary waiver.

19. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until after the Revocation Period has expired. To revoke this Agreement, you must send a certified letter to my attention. The letter must be post-marked within 7 days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the severance payments and other benefits set forth in paragraph 2 above.

20. As noted above, you have 21 days to decide whether you wish to execute this Agreement. If you do not sign this Agreement on or before November 14, 2005, then this offer is withdrawn and you will not be eligible for the severance payments and other benefits set forth in paragraph 2 above.

Briançon

October 24, 2005

*         *         *

If you agree with the proposed terms as set forth above, please sign this letter, indicating that you understand, agree with and intend to be bound by such terms, and return it to me.

We wish you the best in the future.

Sincerely,

/s/ GARY D. ISAACS
Gary Isaacs, Sr. Human Resources Officer

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ ALAIN C. BRIANÇON
Alain Briançon

October 25, 2005

Date

/s/ MARIA BRIANÇON
Witness